UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 3, 2011

Apria Healthcare Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-168159	33-0488566
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

26220 Enterprise Court Lake Forest, California	92630
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (949) 639-2000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 3, 2011, Mike S. Zafirovski, age 57, was appointed to the Board of Directors of Apria Healthcare Group Inc. (the “Company”). The Company’s Board of Directors has not yet determined to which committees Mr. Zafirovski will be appointed.

In connection with joining the Company’s Board of Directors, Mr. Zafirovski has agreed to purchase 1,000,000 Class A-2 Units of Apria Holdings LLC (“Holdings”) and has been granted 5,030,651 Class B Units in Holdings. The Class A-2 Units are equity interests in Holdings and have economic characteristics that are similar to those of shares of common stock in a corporation, except that the Class A-2 Units being acquired by Mr. Zafirovski contain the following different economic terms than Holdings’ normal Class A-2 Units: Mr. Zafirovski will pay $1.00 per unit. However, Mr. Zafirovski’s special Class A-2 Units will not entitle him to receive any value above $1.00 per unit unless and until the value attributable to a regular Class A-2 Unit in Holdings exceeds $1.63 per unit, at which point the special Class A-2 Units will become entitled to receive $0.63 per unit and thereafter will become entitled to receive the same amount as regular Class A-2 Units.

Class B Units of Holdings are limited liability company profits interests having economic characteristics similar to stock appreciation rights and representing the right to share in any increase in the equity value of Holdings that exceeds a threshold of $1.00 per unit. Therefore, a Class B Unit generally has a value at any given time equal to the value of a Class A-2 Unit minus $1.00. The Class B Units granted to Mr. Zafirovski contain a special term that would require the value of Holdings’ Class A-2 Units to exceed $1.63 for him to receive any value, such that no payment would be made in respect of a Class B Unit if the value of a Class A-2 Unit fails to exceed $1.63. These Class B Units are divided into a time-vesting portion (1/3 of the Class B Units granted) and a target-based vesting portion (2/3 of the Class B Units granted).

The time-vesting Class B Units generally vest in equal parts on the first, second and third anniversaries of the grant date. These units will vest on a pro-rata basis based on the number of days before the applicable anniversary if Mr. Zafirovski’s service on the Board of Directors is terminated by the Company without cause or as a result of his death or disability. In addition, these units will vest in full if a change in control of Holdings occurs while Mr. Zafirovski still serves as a director.

The target-based Class B Units granted to Mr. Zafirovski are divided into two categories, with vesting in each category based on the Company’s achievement of EBITDA (as defined in the Company’s credit agreement) targets and return on the investment of the Sponsor (defined as Blackstone Capital Partners V L.P. and its affiliates). The first category of the target-based Class B Units will vest if either of the following conditions is satisfied while Mr. Zafirovski continues to serve as a director (or within 24 months after termination by the Company of his service on the Board of Directors without cause): (1) the Company achieves a specified EBITDA target for each of fiscal year 2012 and fiscal year 2013; or (2) the Sponsor achieves a specified return on investment on or prior to December 31, 2014.

The second category of the target-based Class B Units will vest if both of the following conditions are satisfied while Mr. Zafirovski continues to serve as a director (or within 24 months after a termination by the Company of his service on the Board of Directors without cause): (1) the Company achieves a more challenging specified EBITDA target for either fiscal year 2012 or fiscal year 2013 (such year of achievement, the “Subject Year”); and (2) one of the following conditions is satisfied: (a) the Company achieves a more challenging specified EBITDA target for the fiscal year immediately succeeding the Subject Year; or (b) the Sponsor achieves a specified return on investment on or prior to December 31, 2014. The Company believes that the targets set for the target-based Class B Units are reasonable, although neither automatically nor easily achieved.

The Board also approved an annual cash retainer for Mr. Zafirovski of $100,000 for his service as a director.

Additional information about Mr. Zafirovski is included in the Company’s press release issued on October 3, 2011, which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

99.1	Press release of Apria Healthcare Group Inc., dated October 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APRIA HEALTHCARE GROUP INC.

Date: October 3, 2011	By:	/s/ PETER A. REYNOLDS
	Name:	Peter A. Reynolds
	Title:	Chief Accounting Officer & Controller

Exhibit No.	Subject Matter

99.1	Press release of Apria Healthcare Group Inc., dated October 3, 2011